                                                                      EXHIBIT 5


                     SAITLIN, PATZIK, FRANK & SAMOTNY LTD.
                             150 SOUTH WACKER DRIVE
                                   SUITE 900
                            CHICAGO, ILLINOIS 60606
                                 (312) 551-8300


(312) 551-8300                    June 23, 1995                     1169-030-A


The Board of Directors of
 Associated Banc-Corp
112 North Adams Street
Green Bay, Wisconsin  54307


     Re:  ASSOCIATED BANC-CORP:  REGISTRATION STATEMENT ON FORM S-4


Gentlemen:

     We have acted as legal counsel to Associated Banc-Corp, a Wisconsin corporation (the "Registrant"), in connection with the preparation of the Registration Statement filed on June 23, 1995 on Form S-4 with exhibits with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration of 887,500 shares of the Registrant's common stock $0.01 par value ("Common Stock"). The shares of Common Stock are being issued in connection with the merger of GN Bancorp, Inc. with and into Associated Illinois Banc Corp., a wholly-owned subsidiary of the Registrant. We have reviewed such records, documents and matters of law as we have deemed necessary to render this opinion. We have also participated in conversations with officers of the Registrant during which facts material to the opinions expressed herein were discussed. We have assumed such factual matters to be true and correct.

     In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the capacity of each party executing a document to so execute such document.

     An opinion of counsel is predicated upon all of the facts and conditions as set forth therein and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of this opinion. It is neither a guarantee of the current status of the law nor should it be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

      Based upon the foregoing and assuming the accuracy of the statements regarding the Registrant and the conduct of its business all as set forth in its Registration Statement, it is our opinion that the Common Stock, when issued as provided under applicable Wisconsin law, the Registration Statement, and the Registrant's Articles of Incorporation, will be validly issued, fully paid and non-assessable except as such shares may be subject to Section 180.0622(2)(b) of Wisconsin Business Corporation Law.

     We do not find it necessary for the purpose of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Common Stock.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

     We are licensed to practice only in Illinois and no opinion is expressed by us herein as to laws of other jurisdictions. This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the others expressly so stated.

     We hereby consent to the references to this firm and the inclusion of the legality opinion as an exhibit to the Registration Statement.

                               Very truly yours,

                               /s/ Saitlin, Patzik, Frank & Samotny Ltd.

                               SAITLIN, PATZIK, FRANK & SAMOTNY LTD.


SPFS:tsf